UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT: February 12, 2013
DATE OF EARLIEST EVENT REPORTED: February 8, 2013

000-53725
(Commission file number)

PEDEVCO CORP.
(Exact name of registrant as specified in its charter)

Texas	22-3755993
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

4125 Blackhawk Plaza Circle, Suite 201
Danville, California 94506
 (Address of principal executive offices)

Not applicable
 (Former name or former address, if changed since last report)

(855) 733 2685
(Issuer’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.02    TERMINATION OF A MATERIAL DEFINITIVE AGREEMENT.

As previously disclosed, on November 30, 2012, Condor Energy Technology LLC (“Condor”), a joint venture between PEDEVCO CORP. (the “Company”) and MIE Jurassic Energy Corporation (“MIE”), an affiliate of MIE Holdings Corporation, entered into an Agreement for Purchase of Term Assignment (the “Original Mississippian Agreement”) for the acquisition by Condor of interests in the Mississippian Lime and related 3-D seismic data, for an aggregate purchase price of $8,648,661.  Pursuant to the Original Mississippian Agreement, Condor paid an initial deposit in the amount of $864,866 (the “Initial Deposit”). On February 8, 2013, the Company, Condor, Berexco LLC (“Berexco”) and Hinkle Law Firm LLC, as escrow agent, entered into a Termination of Agreement for Purchase of Term Assignment; Agreement to Transfer Performance Deposit and Negotiate in Good Faith (the “Mutual Termination and Deposit Transfer Agreement”), pursuant to which Condor and Berexco mutually agreed, without fault of either party, to terminate the Original Mississippian Agreement.

In the Mutual Termination and Deposit Transfer Agreement, the Company and Berexco further agreed that they would negotiate in good faith the terms and conditions of an alternative transaction whereby the Company would acquire the rights to the leases previously contemplated to be acquired under the Original Mississippian Agreement by Condor (the “Proposed PEDEVCO-Berexco Transaction”).  The parties to the Mutual Termination and Deposit Transfer Agreement further agreed that the Initial Deposit would continue to be held in escrow on the Company’s behalf pending the entry into a new escrow agreement by and between the Company and Berexco in connection with the Proposed PEDEVCO-Berexco Transaction; provided, however, that if no such escrow agreement or no definitive documentation with respect to the Proposed PEDEVCO-Berexco Transaction is entered into by and between the Company and Berexco by 5:00 p.m. Central Time, February 22, 2013, then the escrowed funds will be returned to the Company.

Pursuant to the Original Mississippian Agreement, Condor had planned to acquire interests in the Mississippian Lime covering approximately 13,806 gross acres located in Comanche, Harper, Barber and Kiowa Counties, Kansas, and Woods County, Oklahoma, and approximately 19.5 square miles of 3-D seismic data, for an aggregate purchase price of $8,648,661, of which $864,866 was paid into escrow by Condor.  Pursuant to the Proposed PEDEVCO-Berexco Transaction, the Company plans to acquire up to 100% of these same interests on substantially the same terms and conditions as originally entered into between Berexco and Condor. We cannot assure you, however, that we will in fact be able to enter into such a revised agreement with Berexco or that if such an agreement is entered into that we will be able to consummate the acquisitions contemplated thereby.

ITEM 8.01    OTHER EVENTS.

On February 12, 2013, the Company issued a press release, filed as Exhibit 99.1, announcing the completion and initial production rate of 588 barrels of oil equivalent per day from its Waves 1H well located in the Niobrara formation in Weld County, Colorado.

ITEM 9.01   FINANCIAL STATEMENTS AND EXHIBITS.

(d) Exhibits.

Exhibit No.	Description

10.1*
Termination of Agreement for Purchase of Term Assignment; Agreement to Transfer Performance Deposit and Negotiate in Good Faith, dated February 8, 2013, by and among PEDEVCO Corp., Condor Energy Technology LLC, Berexco LLC, and Hinkle Law Firm LLC

99.1*	Press Release.

* Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

PEDEVCO CORP.

By:	/s/ Michael L. Peterson
Michael L. Peterson
Executive Vice President and Chief Financial Officer

Date: February 12, 2013